UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.   )

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E-DEBIT GLOBAL CORPORATION
(Name of Registrant As Specified In Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of E-Debit Global Corporation (the “Corporation”) will be held on March 01, 2014 at 10:00 a.m. at #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8 for the following purposes:

1.	To elect six (6) members of the Board of Directors for the ensuing year;

2.	To appoint qualified US Auditors for the Corporation and to authorize the Directors to fix their remuneration.

3.	To appoint qualified Canadian Auditors for the Corporation and to authorize the Directors to fix their remuneration.

4.	To reverse split the E-Debit Global Corp Common shares Two-Hundred (200) to One (1).

5.	To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

Only holders of our common stock of record at the close of business on January 02, 2014 will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof.  We are mailing these meeting materials to shareholders beginning February 07, 2014.

DATED at Calgary, Alberta this 30th day of December, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas N. Mac Donald
President and Chief Executive Officer

TABLE OF CONTENTS

NON-REGISTERED HOLDERS	2

QUORUM AND VOTING SHARES	2

PRINCIPAL HOLDERS, EXECUTIVE OFFICERS AND DIRECTORS	4

PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS	5

PROPOSAL NUMBER TWO: APPOINTMENT OF AUDITORS (US)	13

PROPOSAL NUMBER THREE: APPOINTMENT OF AUDITORS (CA)	13

PROPOSAL NUMBER FOUR:TO REVERSE SPLIT THE E-DEBIT GLOBAL CORP COMMON SHARES TWO-HUNDRED (200) TO ONE (1)	14

AVAILABILITY OF DISCLOSURE DOCUMENTS	15

SHAREHOLDER PROPOSALS	15

E-DEBIT GLOBAL CORPORATION

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

NON-REGISTERED HOLDERS

Only registered holders as of the record date of January 02, 2014 of shares of the Corporation’s common stock (the “Common Shares”) and holders of shares of the Corporation’s preferred stock (the “Preferred Shares”) or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting.

In many cases, Common Shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(A)           in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds and registered educational savings plans and similar plans; or

(B)           in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

The Corporation has distributed copies of the Notice of Internet Access to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders.

Should a Non-Registered Holder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder must obtain a proxy from their Intermediary. Non-Registered Holders should carefully follow the instructions of their Intermediaries.

QUORUM AND VOTING SHARES

The Corporation has fixed January 02, 2014 as the record date (the “Record Date”) for the purpose of determining the shareholders entitled to receive the Notice of Meeting. As of December 15 2013, there were 320,046,834 Common Shares issued and outstanding and 81,518,410 Preferred Shares issued and outstanding. All of the holders of the Preferred Shares have given their proxies to vote their Preferred Shares to the Corporation’s Board of Directors.

Any shares that are registered at the close of business on the Record Date will entitle its holder or any proxy named by him or her to receive notice of and to vote at the Meeting and at any adjournment thereof. Shares may be voted for or be withheld from voting with respect to the election of directors and the appointment of auditors and the authorization of directors to fix their remuneration. On all other matters, the shareholders may vote for or against the proposal.

The Corporation will prepare an alphabetical list of shareholders entitled to vote as of the Record Date at the Meeting that shows the number of Common Shares and Preferred Shares held by each shareholder. The list of shareholders is available for consultation during usual business hours at the office of the Corporation’s transfer agent and registrar, Holladay Stock Transfer Inc., located at 2939 North 67th Place, Suite “C”, Scottsdale, Arizona 85251, and at the Meeting.

Unless otherwise indicated, the matters submitted to a vote at the Meeting must be approved by a majority of the aggregate of the votes cast by the holders of Common and Preferred Shares attending the meeting in person or by proxy.  Fifty percent (50%) of the voting shares constitutes a quorum sufficient to carry on with the Meeting.

The Chairman of the Meeting may conduct the vote on any matter by a show of hands of shareholders and proxy holders present at the Meeting and entitled to vote thereat unless a ballot is demanded by a shareholder present at the Meeting or by a proxy holder entitled to vote at the Meeting or unless the Chairman declares that proxies representing not less than five percent (5%) of the shares entitled to be voted at the Meeting would be voted against what would otherwise be the decision of the Meeting on such matter.

PRINCIPAL HOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information concerning the beneficial ownership of the Corporation’s outstanding Common and Preferred stock as of December 15, 2013 for: each of its directors and executive officers individually; each person or group that it knows owns beneficially more than five percent (5%) of the Corporation’s common stock; and all directors and executive officers as a group.

Rule 13d-3 under the Securities Exchange Act defines the term, "beneficial ownership". Under this rule, the term includes shares over which the indicated beneficial owner exercises voting and/or investment power.  The rules also deem common stock subject to options currently exercisable or exercisable within sixty (60) days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person.  The applicable percentage of ownership for each shareholder is based on 320,046,834 shares of common stock outstanding plus 81,518,410 preferred shares plus 11,739,286 option shares outstanding as of December 15 2013.  Except as otherwise indicated, the Corporation believes that the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.

Name and Address of Beneficial Owner Officers and Directors	Number of Common Shares Owned (8)	Percentage of Common Shares Owned	Number of Preferred Shares Owned	Percentage of Preferred Shares Owned
Douglas N. Mac Donald, President, CEO, Chairman (1) #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8	11,029,176	3.44%	16,378,975	20.09%

Robert L. Robins Vice President, Director (2) #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8	3,416,792	1.06%	1,803,150	2.21%

Dr. Roy L. Queen, Director(3) #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8	6,300,725	1.96%	6,630,750	8.13%

Bernd Reuscher, Director(4) #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8	4,925,000	1.53%	12,834,675	15.74%

Kim Law, Director, Chief Financial Officer (5) #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8	3,230,282	1.00%	750,000	1.15%

Sonja Dreyer, Executive V-P (6) #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8	2,604,830	0.81%	1,390,550	0.92%

Jack (John) Thomson, Director(7) #12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8	3,475,120	1.08%	937,500	1.71%

Total shares owned by Officers and Directors	34,981,925	10.89%	40,725,600	49.96%

(1)      Doug Mac Donald       27,408,151 Shares
1,810,000 preferred shares are held in the name of Douglas  Mac Donald; 6,250,000 common shares are held in the name of Douglas  Mac Donald 2,750,000 preferred shares are held in the name of  Mr. Mac Donald’s’ wife Patricia Mac Donald; 3,000,100 preferred shares are held in the name of Mac Donald Venture Corp. of which Mr. Mac Donald  is the sole officer and Director; 3,326,500 preferred shares are held in the name of  797320 Alberta Ltd. of which Mr. Mac Donald is the sole officer and Director; 2,687,510 common shares are held in the name of 723352 Alberta Ltd. of which Mr. Mac Donald is the sole officer and Director, 1,791,900 preferred shares are held in the name of 723352 Alberta Ltd. of which Mr. Mac Donald is the sole officer and Director, 366,666 of these shares are held in the form of a  Directors Option giving Mr. Mac Donald the right to purchase up to 366,666 shares granted in 2010 at 0.20 per share with an expiry date of August 14, 2015, Doug Mac Donald is part owner of 989939 Alberta Ltd. with a share position of 3,293,075 preferred shares. *(50% is owned by Doug Mac Donald and 50% is owned by Bernd Reuscher, 1,725,000 Common shares are held in the name of Mac Donald & Associates Gaming Specialists Inc., of which Mr. Mac Donald is the sole officer and Director. and 407,400 Preferred shares are held in the name of Mac Donald & Associates Gaming Specialists Inc., of which Mr. Mac Donald is the sole officer and Director.

(2)      Bob Robins    5,219,942 Shares
1,900 preferred shares are held in the name of Robins Nest Holdings Inc.; 800,000 preferred shares are held in the name of Bob Robins; 1,001,250 preferred shares are held in the name of Robert L. Robins; 1,835,839 common shares are held in the name of Robert L. Robins, 1,214,286 of these shares are held in the form of stock options giving Mr. Robins the right to purchase up to 1,214,286 shares for $0.014 per share until January 14, 2015. 366,666 of these shares are held in the form of a Directors Option giving Mr. Robins the right to purchase up to 366,666 shares granted in 2010 at 0.20 per share with an expiry date of August 14, 2015.

(3)      Dr. Roy Queen    12,931,475 Shares
6,055,950 preferred shares are held in the name of Dr. Roy L. Queen; 5,148,700 common shares are held in the name of Dr. Roy L. Queen 52,025 common shares are held in the name of Drin Holdings Ltd., which is solely owned by Dr. Queen and 574,800 preferred shares are held in the name of Transural Inc., which is solely owned by Dr. Queen and 1,100,000 of these shares are held in the form of a Directors Option giving DR. Queen the right to purchase up to 1,100,000 shares  granted in 2010 at 0.20 per share with an expiry date of August 14, 2015.

(4)      Bernd Reuscher    17,759,675 Shares
2,479,100 preferred shares are held in the name of Bernd Reuscher; 3,825,000 common shares are held in the name of Bernd Reuscher. 7,062,500 preferred shares are held in the name of MBR Venture Corp. of which Mr. Reuscher is the sole officer and Director, Bernd Reuscher is part owner of 989939 Alberta Ltd. with a preferred share position of 3,293,075 shares. *(50% is owned by Bernd Reuscher and 50% is owned by Doug Mac Donald) and 1,100,000 of these shares are held in the form of a Directors Option giving Mr. Reuscher the right to purchase up 1,100,000 shares for $0.20 per share with an expiry date of August 14, 2015.

(5)      Kim Law     3,980,282 Shares
363,615 common shares and 750,000 preferred shares are held in the name of Kim Law, and 2,500,000 of these shares are held in the form of stock options giving Mr. Law the right to purchase up to 2,500,000 shares for $0.014 per share until January 26, 2015. 366,667 of these shares are held in the form of a Directors Option giving Mr. Law the right to purchase up to 366,667 shares granted in 2010 at 0.20 per share with an expiry date of August 14, 2015.

(6)      Sonja Dreyer    3,995,380 Shares
1,504,830 common shares are held in the name of Sonja Dreyer, 15,500 Preferred shares are held in the name of Sonja Dreyer, 1,375,050 preferred shares are in 1035760 Alberta Ltd, a numbered Company wholly owned by Ms Dreyer, and 1,100,000 of these shares are held in the form of stock options giving Ms. Dreyer the right to purchase up to 1,100,000 shares for $0.014 per share until January 26, 2015.

(7)      Jack (John) Thomson     4,412,620 Shares
937,500 preferred shares are held in the name of John Thomson and 1,050,120 common shares are held in the name of Jack Thomson, 1,325,000 of these shares are held in the form of stock options giving Mr. Thomson the right to purchase up to 1,325,000 shares for $0.014 per share until January 26, 2015 and 1,100,000 of these shares are held in the form of a Directors Option giving Mr. Thomson the right to purchase up 1,100,000 shares for $0.20 per share with an expiry date of August 14, 2015.

PROPOSAL NUMBER ONE:  ELECTION OF DIRECTORS

For the upcoming fiscal year, management of the Corporation proposes the election of six (6) directors.  Management of the Corporation does not contemplate that any of the nominees will be unable or for any reason will be unwilling to serve as a director.  The election of the directors will be based on a plurality of votes, with the nominees receiving the most votes becoming members of the Board for the ensuing year. Each director will hold office until the next annual meeting of shareholders or until his successor is duly elected, unless he resigns or his office becomes vacant by removal, death or other causes. The following table states the name of each of the persons proposed to be nominated for election as director, all other positions and offices with the Corporation now held by such person, his or her principal occupation and the name and principal business of the person or company in which any such employment is carried on and the year in which such person became a director of the Corporation.

Name	Age	Title	Term of Service

Douglas N. Mac Donald	65	Director, President, CEO	07/98 to present

Kim Law	46	Director/CFO/V.P. of Finance	CFO/VP - 6/99 to present Director – 8/02 to present

Robert L. Robins	72	Director/V.P./Sec. Treasurer	07/98 to present

Dr. Roy Queen	70	Director	12/98 to present

Bernd Reuscher	70	Director	04/02 to present

Jack ( John) Thomson	84	Director	10/04 to present

Mr. Douglas N. Mac Donald – Chief Executive Officer, President and Director

Mr. Mac Donald is one of the original founders of E-Debit Global Corporation.  Retiring in March 1995 after twenty-five (25) years of service with the Royal Canadian Mounted Police, Mr. Mac Donald formed Mac Donald Gaming Specialists Inc. and Mac Donald Venture Corporation. Since 1998, Mr. Mac Donald has devoted his time to our development and the development of our subsidiary companies. Mr. Mac Donald is presently the Corporation’s President, Chief Executive Officer (“CEO”) and a member of the Board of Directors.

Mr. Kim S. Law – Chief Financial Officer, Vice President of Finance and Director

Mr. Law has acted as our Chief Financial Officer, Vice President of Finance and Director since May, 2000. Mr. Law has been instrumental in establishing our financial controls and those of our subsidiary companies. From July 1999 to April 2000, Mr. Law was the Vice President of Finance of Kan-Can Resorts Ltd., a property development corporation. In the nine (9) years prior, Mr. Law was a controller in the hospitality and resort industry.  Mr. Law graduated in 2007 with a Bachelor of Applied Business Administration – Accounting & Information Technology Major and a Certified General Accountant designation in Calgary, Alberta, Canada.

Mr. Robert L. Robins – Vice President and Director

Mr. Robins retired as a member of the Calgary Police Service in 1991 after serving in the Homicide and Criminal Intelligence Units. Prior to his employment with the Police Service, Mr. Robins was a member of the Canadian Armed Forces serving with U.N. Peace Keeping in the Middle East and NATO in Europe. After retiring from the Police Service, Mr. Robins was employed by Alberta Family & Social Services Fraud Investigation. Mr. Robins has a total of thirty-eight (38) years of experience in various levels of government, including federal, provincial and municipal.  Mr. Robins acts the Corporation’s Vice President and Director of Security and Compliance.

Dr. Roy Queen, B.A., D.M.D., M.S.C., M.R.C.D. – Director

Dr. Roy Queen graduated with a Doctor of Medical Dentistry (D.M.D.) and a Master's Degree in Biological Science (M.S.C.) from the University of Manitoba. He has established a successful practice in Clinical Orthodontics in Kamloops, British Columbia and became a Fellow of the Royal College of Dentistry (M.R.C.D.) Dr. Queen has acted as an officer and director of several publicly traded companies and has been a member of the Corporation’s Board of Directors since December 2008.

Bernd Reuscher – Director

On April 30, 2002, Mr. Reuscher joined our Board of Directors.  Mr. Reuscher was employed for twenty (20) years by Siemens AG, one of the largest German multi-national companies. During his employment with Siemens AG, Mr. Reuscher held several senior executive positions in Europe, South America and Southeast Asia. Since 1994, Mr. Reuscher has been involved in the ownership and management of several private Canadian corporations in the areas of fast food franchising, fast food processing, land development, design and construction of high-end apartment buildings, corporate registries services and research and design of environmental products. Mr. Reuscher graduated in 1973 with an Engineering Degree in Telecommunications in Hamburg, Germany and is currently Counsel General of Germany for Alberta and a University of Alberta, Edmonton Governor.

Mr. Jack (John) Thomson – Director

Mr. Thomson joined the Corporation’s Board of Directors on October 23, 2004.  Mr. Thomson served in the Canadian military from 1943 to 1978 and retired with a rank of Colonel.  From 1978 to 1983, he was Vice-President and co-owner of the Seattle based automobile dealership, Auburn Lincoln Mercury Inc.  During this same period, Mr. Thomson was President and CEO of Auburn Import Export as well as Auburn Electronics.  In 1983, Mr. Thomson returned to Canada and became the CEO and Chief Operating Officer of International Tempest Corporation, a company which provides electronic security sensing devices. From 1986 to 1990, Mr. Thomson acted as an Executive Director of the Canadian Red Cross Society in Kingston and District Branch.

Presently, Mr. Thomson is the President, CEO of Cedar Island Sales and Service Ltd., an electronic gaming and lottery corporation and is an active member of the Board of Directors of the "Break Open Ticket Program Management Alliance".  He is currently the Chairman of the "Ethics and Education" committee.  From 1989 to 1995, Mr. Thomson served as Vice-Chairman of the Board of Directors of the Canadian Forces "Communication Museum" and later served as its Chairman and CEO. From 1994 to 1986, Mr. Thomson also served on the Board of Directors of the Canadian Red Cross, Kingston Ontario Division.

In an election of directors, that number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election, are elected to the Board of Directors of the Corporation (the “Board of Directors”), provided a quorum is present.  Votes may be cast or withheld with respect to the Proposal to elect each of the five (5) members of the Board of Directors for terms expiring at the Corporation’s Annual Meeting of Shareholders in 2015.  Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such Proposal and, therefore, will not affect the outcome of the vote on such Proposal.

Record holders of our common stock may cast one (1) vote for each director nominated for office and one vote for each other Proposal for each share held of record at the close of business on January 02, 2014.  .All of the holders of the Corporation’s Preferred Stock have given to the Board of Directors proxies to vote their shares at all meetings of shareholders which will be voted by a Board appointed member.  Approval of the matters before the meeting requires the affirmative vote of a majority of the votes cast by shareholders present at the meeting in person or by proxy.

SECTION 16 OF THE SECURITIES EXCHANGE ACT COMPLIANCE

The following represents each person who did file, on a timely basis, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years:

Name	Reporting Person	Form 3 # of transactions	Form 4 # of transactions	Form5 # of transactions
Douglas Mac Donald	Chief Executive Officer, President and Member of the Board of Directors	0	0	0
Robert Robins	Vice President, Sec., Treasurer and member of the Board of Directors	0	0	0
Sonja Dreyer	Vice President of Administration	0	0	0
Kim Law	Vice President of Finance and member of the Board of Directors	0	0	0
Bernd Reuscher	Member of the Board of Directors	0	0	0
Dr. Roy Queen	Member of Board of Directors	0	0	0
Jack Thomson	Member of Board of Directors	0	0	0

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cash Compensation

Compensation paid by us for all services provided during the fiscal year ended December 31, 2013, (1) to each of our five (5) most highly compensated executive officers whose cash compensation exceeded $100,000 and (2) to all officers as a group is set forth below under directors.

 SUMMARY COMPENSATION TABLE OF EXECUTIVES

Name and Principal Position	Year	Salary		Stock Options	Stock Options Value
Douglas N. Mac Donald*	2009	$96,309		—	—
	2010	$123,215	**	366,666	$73,333
	2011	$123,013		—	—
	2012	$121,684

*Mr. Mac Donald receives his salary through his corporation, Mac Donald and Associates Gaming Specialists Inc. total $103,676 ($103,635 CDN) and $18,007 ($18,000 CDN) under Douglas Mac Donald.

** Effective March 1, compensation increased by $1,301 ($1,286 CDN) per month or $15,607 ($15,432 CDN) per year.

Name and Principal Position	Year	Salary	Stock Options	Stock Options Value
Kim Law*	2009	$99,513	—	—
	2010	$105,756	366,667	$73,333
	2011	$105,582	—	—
	2012	$104,442

*Mr. Law receives his salary through his corporation, 1100307 Alberta Ltd. total $20,408 ($20,400 CDN) and $84,034 ($84,000 CDN) under Kim Law.

Compensation Pursuant to Management Contracts

Douglas N. Mac Donald, President/CEO
Effective March 1, 2010, Mac Donald & Associates Gaming Specialists Inc. received $104,981 (103,635 CDN) per annum payable monthly related to the ongoing management of Westsphere Asset Corporation, Inc. subsidiary companies.  The contracts allowed for automatic renewal every six (6) months subject only to any defaults by Mr. Mac Donald of the terms of the contract.  The contract also provides for a six (6) month severance package.

In addition, effective April 1, 2003, Douglas Mac Donald received ($18,000 CDN) per annum payable monthly.  The contract allows for an automatic renewal every six (6) months subject only to any defaults by Mr. Mac Donald of the terms of the contract.  The contract also provided for a six (6) month severance package.

Kim Law, VP Finance/CFO

Effective March 1, 2007, 1100307Alberta Ltd. receives $20,400 CDN per annum payable monthly. The management contract provides for an automatic renewal every six (6) months subject only to any defaults by Mr. Law of the terms of the contract. The contract also provides for a six (6) month severance package. In addition, Mr. Law receives $84,000 CDN per annum payable semi-monthly. The contract allows for an automatic renewal every six (6) months subject only to any defaults by Mr. Law of the terms of the contract. The contract also provides for a six (6) month severance package.

Sonja Dreyer, VP Administration/ Executive Assistant to the Board of Directors
Effective July 1, 2005, Ms. Sonja Dreyer received $63,813 ($63,000 CDN) per annum payable monthly.  Ms. Sonja Dreyer received $45,581 ($45,000 CDN) and $18,232 ($18,000 CDN) under 1035760 Alberta Ltd.  The contract allows for an automatic renewal every six (6) months subject only to any defaults by Ms. Dreyer of the terms of the contract.  The contract also provided for a six (6) month severance package.

Other Compensation - None; no stock appreciation rights or warrants exist.

Compensation of Directors

Directors Douglas N. Mac Donald and Kim Law received compensation as set out above.  The Corporation did not pay any compensation for services provided by any other member of the Board of Directors during the fiscal year ended December 31, 2012.

Termination of Employment and Change of Control Arrangements
None.

Key Employees Incentive Stock Option Plan

Options granted in year 2009 - Expiring in 2015

Employee	Option Granted	Exercise Price
Douglas N. Mac Donald	10,075,000	$0.014
Robert L. Robins	3,000,000	$0.014
Kim Law	3,625,000	$0.014
Sonja Dreyer	4,750,000	$0.014

Sonja Dreyer exercised 2,250,000  Options in Dec 2009
Kim Law exercised 1,125,000  Options in January 2011
Robert Robins exercised  1,785,714 options in January 2011

Directors Options granted in 2010- Expiring August 14, 2015

Employee	Option Granted	Exercise Price
Douglas N. Mac Donald	366,666	0.20
Robert L. Robins	366,667	0.20
Kim Law	366,667	0.20
Dr. Roy Queen	1,100,000	0.20
Bernd Reuscher	1,100,000	0.20
John Thomson	1,100,000	0.20

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (CD&A) provides information on the compensation programs established for our "Named Executive Officers" during our fiscal year ended December 31, 2012. All information provided herein should be read in conjunction with the tables provided below.

Our Board of Directors is responsible for establishing, implementing and monitoring the policies governing compensation for our executives.  Currently our Board does not have a compensation committee.  Our officers are members of our Board of Directors and are able to vote on matters of compensation.  We are not currently under any legal obligation to establish a compensation committee and have elected not to do so at this time.  In the future, we may establish a compensation committee if the Board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation. During the year ended December 31, 2012 our Board did not employ any outside consultants to assist in carrying out its responsibilities with respect to executive compensation, although we have access to general executive compensation information regarding both local and national industry compensation practices.  In future periods we may participate in regional and national surveys that benchmark executive compensation by peer group factors such as company size, annual revenues, market capitalization and geographical location.

The executive employment market in general is very competitive due to the number of companies with whom we compete to attract and retain executive and other staff with the requisite skills and experience to carry out our strategy and to maintain compliance with multiple Federal and State regulatory agencies.  Many of these companies have significantly greater economic resources than our own. Our Board has recognized that our compensation packages must be able to attract and retain highly talented individuals that are committed to our goals and objectives, without at this time paying cash salaries that are competitive with some of our peers with greater economic resources.  Our compensation structure is weighted towards equity compensation in the form of options to acquire common stock, which the Board believes motivates and encourages executives to pursue strategic opportunities while managing the risks involved in our current business stage, and aligns compensation incentives with value creation for our shareholders.

Components of Our Executive Compensation Program

Our current executive compensation program is entirely salary based.  In the future we intend to incorporate additional components we believe are necessary in order for the Company to provide a competitive compensation package relative to our peers and to provide an appropriate mix between short-term and long-term cash and non-cash compensation. Elements of our future executive compensation are likely to include:

     o    Base Salary
     o    Stock Awards
     o    Other benefits available to all employees
     o    Items specific to our President and Chief Executive Officer per an employment agreement

Base Salary: At present we do not have a salary structure for employees and Executives, and amounts are based on skill set, knowledge and responsibilities.  Base salaries may be established as necessary. During the year ended December 31, 2010 the Chief Executive Officer received a salary increase of $15,635.

Stock Awards:  A portion of compensation paid to our executives will be equity based.  We believe equity compensation helps align the interests of our executives with the interests of our shareholders. In that regard, our executives' compensation is subject to downside risk in the event that our common stock price decreases. In addition, we believe stock awards provide incentives to aid in the retention of key executives.  Stock compensation awards were granted to directors during the year ending December 31, 2010.

Other Benefits: Our Executive Officers and employees receive group benefits plan.

Corporate Governance

Independence of the Board of Directors

The Company is not required by any exchange or market to meet any standard of independence.  The Board of Directors has adopted the NASDAQ definition of an independent director.  After review of all relevant transactions or relationships between each director and the Company and our senior management and our independent auditors, our Board has affirmatively determined that each of Mr. Reuscher, Dr. Queen and Mr. Thomson are independent directors.

Meetings of the Board of Directors and Board and Member Attendance
Our Board of Directors telephonically met four times in Fiscal 2013.  Each incumbent Board member attended seventy-five percent or more of the aggregate of the conferenced meetings of the Board that were held during the period for which he served as a director.

Director Nominees
The Board does not have a nominating committee, which the Board of Directors determined is not necessary given the relatively small size of the Company’s Board of Directors, management team and operations. Director nominees are selected, or recommended for the Board’s selection, by a majority of the independent directors.  The Board does not have a written charter regarding its director nomination process and will consider candidates for directors proposed by shareholders.  Not less than 90 days prior to the next meeting of the Board at which the slate of Board nominees is adopted, the Board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate's qualifications to serve as a director and a statement of why the shareholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of shareholders. If the proposed nominee is not the shareholder submitting the name of the candidate, a letter from the candidate agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a resume supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The director nominees are identified through a combination of referrals, including by management, existing directors and shareholders, where warranted. Once a candidate has been identified, the Board reviews the individual's experience and background, and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, one or more of our directors may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management's slate of director nominees submitted to shareholders for election to the Board.

Among the factors that the Board considers when evaluating proposed nominees are their experience in the bioscience, chemical and/or pharmaceutical industries, knowledge of and experience with business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from the candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

We do not have a formal diversity policy for selecting members of our Board. However, we do believe that it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out their responsibilities with respect to our business both as conducted today and as we plan for our longer-term strategic objectives. We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in financial and accounting controls; research and development and regulatory affairs; business strategy; business development; and corporate governance, among other key areas of our business.

The Board received no shareholder recommendations for nomination to the Board in connection with the Meeting. There are six director nominees for the Meeting, all of whom are incumbent directors standing for reelection.

The Board's Leadership Structure

We do not have a policy on whether the same person should serve as both the principal executive officer and Chairman of the Board or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for the Company at a given time based on the position and direction of the Company and the membership of the Board.  Currently, the positions of Chairman and Chief Executive Officer are combined and held by Mr. Mac Donald Mr. Mac Donald’s in-depth knowledge of the Company’s strategic priorities and operations enables him to facilitate effective communication between management and the Board of Directors and see that key issues and recommendations are brought to the attention of the Board, providing an effective leadership structure. Having the Chief Executive Officer serve as the Chairman also helps to ensure that the Chief Executive Officer understands and can implement the recommendations and decisions of the Board.

Shareholder Communications with our Board of Directors

Shareholders may communicate appropriately with our directors by sending written correspondence addressed to Sonja Dreyer, Executive Vice President, E-Debit Global Corporation, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8.  The Executive Vice President will maintain a log of all correspondence so received and will deliver as soon as practicable such correspondence to the identified director addressee(s). The correspondence will not, however, be delivered if there are safety, security, appropriateness or other concerns that mitigate against delivery of the correspondence, as determined by the Executive Vice President in consultation with legal counsel. The Board or individual directors so addressed shall be advised of any correspondence withheld. The Board or individual director, as applicable, will generate an appropriate response to all validly received shareholder correspondence and will direct the Executive Vice President to send the response to the particular shareholder.

Code of Ethics

We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  Since 2005 we have reviewed our requirements and circumstances related to the preparation of such a code of ethics for presentment to our Board of Directors.

Audit Committee

Our Board of Directors does not currently have an audit committee as such functions are performed by the Board of Directors acting as a whole.

Compensation Committee

Our Board of Directors does not currently have a compensation committee as such functions are performed by the Board of Directors acting as a whole.

Family Relationships

There is no family relationship between any director, executive or person nominated or chosen by the Company to become a director or executive officer.

Director Attendance at Annual Meeting

All of our Board members then serving attended the annual meeting of shareholders held on September 12, 2012.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

To the knowledge of the Corporation, no director, officer, proposed nominee for election as a director of the Corporation, any associate or affiliate of said persons has any material interest in a transaction having been concluded since the commencement of the Corporation’s last two (2) fiscal years or has an interest in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

The Corporation does not have an audit committee nor does it have a nomination Committee.

PROPOSAL NUMBER TWO: APPOINTMENT OF U.S. AUDITORS

At the Meeting, the shareholders will be asked to approve an ordinary resolution to appoint qualified auditors Schumacher & Associates, Inc. as the U.S. auditors of the Corporation, for the fiscal year ending December 31, 2013 and to authorize the directors to fix their remuneration.

A majority of the votes cast must be in favor of this resolution in order for it to be approved.

It is not expected that any representative of Schumacher & Associates, Inc. will be present at the meeting, and thus, they will not be available to make a statement at the meeting or to respond to questions from the shareholders.

PROPOSAL NUMBER THREE: APPOINTMENT OF CANADIAN AUDITORS

At the Meeting, the shareholders will be asked to approve an ordinary resolution to appoint Sam Yeung as the Canadian auditor for the Corporation for the next year and to authorize the directors to fix their remuneration.

A majority of the votes cast must be in favor of this resolution in order for it to be approved.

Sam Yeung has been the Corporation’s auditors since December 1999.

It is not expected that any representative of Sam Yeung will be present at the meeting, and thus, they will not be available to make a statement at the meeting or to respond to questions from the shareholders.

Audit Fees

The aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by Cordovano and Honeck LLP for the audit of our annual financial statements and review of financial statements included in our Form 10-Q quarterly reports and services normally provided by Cordovano and Honeck LLP, in connection with statutory and regulatory filings or engagements were $11,313 for the fiscal year ended 2011 and $0 for the fiscal year ended 2012.

Effective August 23, 2011, E-Debit appointed Schumacher & Associates Inc. as our new auditor. The Company’s previous independent accountant, Cordovano & Honeck was dismissed.  Cordovano & Honeck’s consent letter was filed in the 8-K to Securities and Exchange Commission

The aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by Schumacher & Associates Inc. for the audit of our annual financial statements and review of financial statements included in our Form 10-Q quarterly reports and services normally provided by Schumacher & Associates Inc., in connection with statutory and regulatory filings or engagements were $34,850 for the fiscal year ended 2011 and $50,000 for the fiscal year ended 2012.

Audit-Related Fees

There were no fees for other audit related services for the fiscal years ended 2011 and 2012.

Tax Fees

There were no fees for tax compliance, tax advice, and tax planning for the fiscal years ended 2011 and 2012.

All Other Fees

There were no other aggregate fees billed in either of the last two fiscal years for products and services provided by  Schumacher & Associates Inc. other than the services reported above.

PROPOSAL NUMBER FOUR:  REVERSE SPLIT OF OUTSTANDING COMMON STOCK

Our Board believes that the two hundred to one reverse stock split of our outstanding shares (the “Reverse Split”) is in our company’s best interests principally because our Board believes that the Reverse Split will make the Company more attractive to investors and allow the Company the ability to issue new equity in future transactions.   Our Board believes such future transactions of the Company could lead to an improved market for our common stock and an increase in the per share trading price of our Common stock.

Our Board believes that the current price of our Common stock and the number of outstanding shares of common stock deters potential reorganization candidates and impairs an efficient market in our stock. Without the Reverse Split, the resulting number of shares outstanding would be so high as to impair an efficient market for the shares of the Company.  This is due to several factors that impact lower priced stocks, such as our Common stock, including (1) a reluctance among certain institutions to invest in low priced securities, (2) internal restrictions imposed by many securities firms on the solicitation of orders for low priced stocks by stockbrokers, (3) the ineligibility of our Common stock for margin loans due to its low share price, (4) a reluctance among analysts to write research reports on low priced stocks due to the preceding factors, and (5) high transaction costs relative to share price due to the prevailing rule that commissions charged on the purchase and sale of stock, as a percentage of share price, are higher on lower priced stocks.

Our Board of Directors believes the Reverse Split will have the effect of making the Company more attractive to potential investors and other companies interested in taking equity in the Company in connection with transactions.  While the Board believes that the Reverse Split will not immediately alleviate all the above factors that impact the price of our stock, they do believe that such increase may, over time, alleviate some or all of the factors noted above and lead to a more efficient market in our Common stock.

The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of Common stock from 320,046,834 shares to approximately 1, 600,234. The Reverse Split will not reduce or affect our authorized common stock or preferred stock.

Although the Reverse Split may increase the per share market price of the Common stock, no such increase can be assured or calculated. The per share market price of our shares of Common stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split and such per share market price may be less than the proportionate increase in the number of shares outstanding as a result of the Reverse Split. There can be no assurance that the Reverse Split will lead to a sustained increase in the per share market price of the common stock or that the factors discussed above that we believe impair an efficient market in our Common stock will be alleviated. Stockholders should also be aware that the Reverse Split may result in a decrease in the trading volume of the common stock due to the decrease in the number of outstanding shares. The per share market price of our common stock may also change as a result of other unrelated factors as well as general market conditions.

No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of common stock that is not evenly divisible by ten will have the number of new shares to which they are entitled rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares. The current number of holders of record of our shares of common stock, including shares held with a broker dealer is approximately1, 215. Following the Reverse Split, the number of our stockholders of record will remain approximately1027 as any of our stockholders with less than one share will be rounded up in the exchange to one share.

The Reverse Split will affect all of the holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for insignificant changes that will result from the rounding up of fractional shares. Our outstanding options and warrants contain provisions that are intended to protect the holders against dilution of the holders’ percentage interest in our company and, in certain instances, that also effect a reduction in the exercise price of the option in the event our shares are issued at less than the option exercise price.

 The Reverse Split of the common stock is expected to become effective (the “Effective Date”) on or shortly after March 01, 2014. On or prior to the Effective Date, we will notify the Financial Industry Regulatory Authority, requesting that the split be made effective on the Effective Date.  We do not intend to provide you with any further notification of the Effective Date other than the information contained in this Information Statement. The Reverse Split will take place on the Effective Date without any action on the part of the holders of our common stock and without regard to current certificates representing shares of common stock being physically surrendered for certificates representing the number of shares of common stock each stockholder is entitled to receive as a result of the Reverse Split. New certificates for shares of common stock will not be issued at this time.

We do not at this time have any specific plans, proposals or arrangements for any reorganization or transaction with any party or to issue any of our authorized but un-issued shares of common stock for any purpose, including future acquisitions and/or financings.

There are no adverse material consequences or any anti-takeover provisions in either our Articles of Incorporation or By-laws that would be triggered as a consequence of the Reverse Split. Our Articles of Incorporation or By-laws do not address any material adverse consequence resulting from the Reverse Split.

The affirmative vote of majority of the common shares present at the Meeting in person or by proxy is required to adopt Proposal No. 4.

Dissenters' Right of Appraisal

The Nevada Revised Statutes do not provide for dissenters’ rights of appraisal in connection with the proposed action.

AVAILABILITY OF DISCLOSURE DOCUMENTS

Copies of the Corporation’s Annual Report (including audited financial statements and management’s discussion and analysis) and this Information Statement may be obtained on request from the Secretary of the Corporation. The Corporation may require the payment of a reasonable charge when the request is made by someone other than a shareholder. Only one (1) annual report and information statement will be delivered by the Corporation to multiple security holders sharing the same address unless the Corporation receives contrary instructions from one (1) or more of the security holders.  Upon receipt of a written or oral request, the Corporation shall cause to be delivered, a separate copy of its Annual Report and this Information Statement to a security holder at a shared address to which a single copy of the documents was delivered and instructions as to how a security holder can notify the Corporation that the security holder wishes to receive a separate copy of an Annual Report or Information Statement.  Security holders can direct notification to the Corporation that the security holder wishes to receive a separate Annual Report and/or Information Statement in the future by calling (403) 290-0264.  Security holders sharing an address can request delivery of a single copy of Annual Reports and/or Information Statements if they are receiving multiple copies of such documents by calling the same telephone number. Security holders can direct notification to the Corporation that the security holder wishes to receive the Annual Report and/or Information Statement in the future via the secure website by contacting Sonja Dreyer at https://edebitglobal.com- via fax 403-290-1266 via e-mail sonjad@edebitglobal.com or calling (403) 290-0264.

 SHAREHOLDER PROPOSALS

For the next annual meeting of the shareholders of the Corporation, shareholders must submit to the Corporation any proposal that they wish to be included in the Corporation’s Proxy Statement and Form of Proxy no later than 12:00 hrs. (Noon) March 30, 2015.  The written proposal must be received at the Corporation’s principal executive offices located at # 12, 3620 – 29th Street N.E. Calgary, Alberta, T1Y 5Z8, Attention: Sonja Dreyer

Any notice of a shareholder proposal submitted outside the processes described above shall be considered untimely after 12:00 hrs. (Noon) March 30, 2015